PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 64 to Registration Statement No. 02-35570 of our reports each dated February 17, 2006, relating to the financial statements of WM VT Equity Income Fund, WM VT Income Fund, WM VT Mid Cap Stock Fund, WM VT U.S. Government Securities Fund, WM VT Short Term Income Fund, WM VT West Coast Equity Fund, WM VT Balanced Portfolio, WM VT Conservative Balanced Portfolio, WM VT Conservative Growth Portfolio WM VT Flexible Income Portfolio and the WM VT Strategic Growth Portfolio (each a series of WM Variable Trust) appearing in the Statement of Additional Information and to the use of the financial highlights included in the Prospectus, which is part of such Registration.



/s/ Deloitte & Touche LLP

Boston, Massachusetts
January 8, 2007